Exhibit 10.7

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into effective as of June 23, 2017 (the “Effective Date”) by and between Cogint, Inc., a Delaware corporation (the “Company”) and Michael Brauser, (the “Consultant”). Each of the Company and the Consultant are hereinafter a “Party” and collectively the “Parties.”

WHEREAS, the Consultant previously entered into an employment agreement with the Company dated November 16, 2015 (the “Employment Agreement”).

WHEREAS, the Consultant ceased to serve as a principal executive officer of the Company and substantially reduced the number of hours of service that he provided to the Company on June 23, 2017.

WHEREAS, the Parties have agreed to terminate the Employment Agreement and enter into this Agreement effective June 23, 2017 so that the Consultant can provide certain services to the Company, all upon and subject to the terms and conditions contained in this Agreement.

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant is desirous and willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Consultant agree as follows:

1. Engagement. The Company hereby engages and retains the Consultant and the Consultant hereby agrees to render services upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall be for a term commencing on the Effective Date and terminating four years after the Effective Date (the “Term”), unless sooner terminated in accordance with the provisions of Section 6.

3. Services. During the Term, the Consultant shall act as a strategic advisor to the Company providing recommendations on organizational and capital structure, future financing needs and future acquisitions or strategic transactions (the “Services”). Consultant shall devote up to 10 hours per month (and in no event more than 20% of the average level of services provided by Consultant during the course of his employment) to provide the Services and shall use his best efforts to perform the Services competently, carefully, and faithfully. The Consultant’s Services shall be performed on a non-exclusive basis.

4. Compensation/Expenses.

(a) Equity Compensation. For purposes of clarity, the Parties agree that Consultant’s Service under this Agreement shall be continued service for vesting purposes under all of his outstanding restricted stock unit awards that were awarded to him prior to the Effective Date (the “RSUs”), which RSUs shall continue to vest and be payable pursuant to the their terms. Notwithstanding the foregoing, the Parties agree that (i) the definition of “Cause” for purposes of the RSUs shall from and after the Effective Date have the meaning set forth in Section 6(b), (ii) the definition of “Good Reason” shall mean a termination of this Agreement by Consultant under Section 6(a) of this Agreement, and (iii) the definition of “Disability” shall mean “incapacity,” as defined in Section 6(b) of this Agreement. The parties also agree that Consultant experienced a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) on June 23, 2017.

(b) Expenses. In addition to any compensation received under this Section 4, the Company shall reimburse the Consultant for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of his Services under this Agreement; provided, however, any such expenses over $1,000 shall be approved by the Company in writing in advance. All other expenditures shall be the sole responsibility of the Consultant.

5. Independent Contractor Relationship.

(a) The Consultant acknowledges that he is an independent contractor and that Consultant shall not be considered an employee of the Company. The Consultant acknowledges that he is not the legal representative or agent of the Company, nor does he have the power to obligate the Company, for any purpose other than specifically provided in this Agreement.

(b) The Company shall carry no worker’s compensation insurance or any health or accident insurance to cover the Consultant or his employees (if any). The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship. Neither the Consultant nor his employees (if any) shall be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan.

6. Termination.

(a) In the event of a material default under this Agreement by the Company, the Consultant may terminate this Agreement if such default is not cured within 30 days following delivery of written notice specifying and detailing the default complained of and demanding its cure.

(b) The Company or any successor may terminate this Agreement immediately for Cause (subject to any applicable notice and cure periods set forth below, if applicable). As used herein, “Cause” means any of the following acts or omissions, taken or omitted by Consultant or any member or employee thereof providing Services hereunder:

•	material breach of any obligations under this Agreement or of Company policies, if such breach is not cured within 30 days following delivery of written notice specifying and detailing the breach complained of and demanding his cure.

•	failure to substantially perform Services hereunder for any reason other than due to Consultant’s death or incapacity;

•	an act of fraud, embezzlement, or theft relating to the Company which has caused material harm to the Company, or any conviction of a felony relating to the Company during the Term or any felony which materially interferes with his ability to perform Services hereunder, and in either case the time to appeal from such conviction has expired it being understood that as long as an appeal is pending Cause does not exist; or

•	disclosure of the Company’s Confidential Information contrary to Company’s policies or in violation of this Agreement.

For purposes herein, “incapacity” shall mean if, during the term of this Agreement, Consultant contracts an illness, physical or mental, or an injury which, in the reasonable determination by an independent physician agreed upon by the Consultant (or his guardian or personal representative, if applicable) and the Company, prevents him from performing the Services for 120 days or longer. The date on which such incapacity begins shall be determined by such physician. For purposes of determining the number of days of incapacity, intervening Saturdays, Sundays and legal holidays shall be counted.

(c) Upon termination of this Agreement, the Company shall reimburse the Consultant for any reasonable expenses previously incurred for which the Consultant had not been reimbursed prior to the effective date of termination, provided that the requirements of Section 4(b) have been satisfied. Any and all other rights granted to the Consultant under this Agreement shall terminate as of the date of such termination.

7. Non-Disclosure of Confidential Information; Non-Competition.

(a) Confidential Information. Confidential Information includes, but is not limited to, trade secrets as defined by the common law and statutes in Florida or any future Florida statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Company’s products and services, the Company’s budgets and strategic plans, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or omission of the Consultant, (ii) information set forth in the written records of the Consultant prior to disclosure to the Consultant by or on behalf of the Company, which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant in writing from a third party (excluding any affiliates of the Consultant) who was legally entitled to disclose the information.

(b) Legitimate Business Interests. The Consultant recognizes that the Company has legitimate business interests to protect and as a consequence, the Consultant agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets and valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information; (ii) substantial relationships with specific prospective or existing customers; (iii) goodwill associated with the Company’s business; and (iv) specialized training relating to the Company’s business, technology, methods and procedures.

(c) Confidentiality. The Confidential Information shall be held by the Consultant in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Consultant’s Services to the Company. The Consultant further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Consultant shall exercise all due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Consultant shall not copy any Confidential Information except to the extent necessary to perform his Services hereunder nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to provide his Services and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Consultant in the course of his Services to the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Consultant shall not, except in connection with and as required by his performance of the Services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

(d) Prior Approval. Neither Party shall issue any public statements or press release concerning this Agreement or the Parties’ relationship without the other Party’s prior approval unless otherwise required by law.

(e) Non-Competition. Consultant acknowledges that the Services provided by Consultant will enable Consultant to obtain, among other things, knowledge associated with Company’s and its affiliates’ businesses and will also enable Consultant to form certain relationships with individuals and entities with which Company or any of its affiliates furnish its products and/or services. Consultant further acknowledges that the substantial relationships with prospective and existing customers, goodwill and other valuable proprietary interests of Company or its affiliates will cause Company to suffer irreparable and continuing damage in the event Consultant competes or assists others in competing with Company or its affiliates during the Term and within two (2) years subsequent to the termination of the Agreement (the “Restrictive Period”). Therefore, Consultant agrees that during the Term of this Agreement and for a period of two (2) years thereafter, Consultant will not, without the prior written consent of Company, which consent may be withheld by Company in its sole and absolute discretion, be employed directly or indirectly by a competitor of Company or its affiliates, or otherwise engage directly or indirectly in any conduct, activity, or business that competes with the business of

Company or its affiliates; provided, however, that Consultant shall be permitted to invest in common stock of other publicly traded entities (including those that compete with the Company or its affiliates) so long as Consultant’s beneficial ownership in any such entity does not exceed 5% of the total fully diluted value of any such entity. The phrase “directly or indirectly” shall include either as an individual or as a partner, joint venturer, employee, agent, Consultant, independent contractor, consultant, officer, director, stockholder, investor or otherwise. The geographic scope of the non-competition obligations of this paragraph includes anywhere in the world where Company and its affiliates engage in business or otherwise market or sell their products or services.

8. Equitable Relief. The Company and the Consultant recognize that the Services to be rendered under this Agreement by the Consultant are special, unique and of extraordinary character, and that in the event of a breach or threatened breach by the Consultant of the terms and conditions of this Agreement including any action in violation of Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Consultant from breaching the provisions of Section 7. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

9. Survival. Sections 7 through 18 shall survive termination of this Agreement.

10. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement may not be assigned by the Consultant without the prior written consent of the Company and any attempt to do so shall be void.

11. Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the Parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included. If any restriction set forth in this Agreement is deemed unreasonable in scope, it is the Parties’ intent that it shall be construed in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure the Company the benefits of this Agreement.

12. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight delivery, or electronically delivered, as follows:

If to the Company:	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attention: Derek Dubner, CEO Email: derek@cogint.com

If to the Consultant:	Michael Brauser 3164 NE 31st Ave Lighthouse Point, FL 33064 Email: mike@marlincapital.com or to such other address as either of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case maybe, the delivery in person or by mailing.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, facsimile or pdf signature.

14. Governing Law. All claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

15. Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of Florida and venue shall be in the state or federal courts located in Palm Beach County. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or Parties against whom enforcement or the change, waiver discharge or termination is sought.

17. Additional Documents. The Parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the Parties hereunder.

18. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19. No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under or based upon this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date written above.

COMPANY:

COGINT, INC.

By:	/s/ Derek Dubner
DEREK DUBNER, CEO

CONSULTANT:

MICHAEL BRAUSER

/s/ Michael Brauser

[Signature Page to Consulting Agreement]